Exhibit 99.1

SOUTHERN FIRST NAMES CAL HURST AS PRESIDENT

Greenville, South Carolina (August 22, 2022) - Southern First Bancshares, Inc. (NASDAQ: SFST), holding company for Southern First Bank, is pleased to announce the appointment of Cal Hurst to President.

Hurst has served as Chief Banking Officer and Executive Vice President of Southern First since 2019, contributing to the bank’s strategic growth and planning as well as overseeing the company’s retail banking, deposit operations, and marketing divisions. Hurst has over 16 years of experience in the banking industry and is passionate about positively impacting everyone he connects with. In addition to his work, Hurst is a highly engaged member of the Upstate community, serving on the Board of Directors for the Greenville Chamber, United Way of Greenville County, and Greenville First Steps.

“Cal’s charismatic leadership has been integral to our continued growth and strong company culture. This promotion is in recognition of his tremendous talents and deep commitment to our mission of Impacting Lives. I look forward to building on our accomplishments with Cal’s talents in this new role,” stated Art Seaver, the company’s Chief Executive Officer.

About Southern First Bancshares
Southern First Bancshares, Inc., Greenville, South Carolina is a registered bank holding company incorporated under the laws of South Carolina. The company’s wholly-owned subsidiary, Southern First Bank, is one of the fastest growing banks in the Southeast. Southern First Bank has been providing financial services since 1999 and now operates in 12 locations in the Greenville, Columbia, and Charleston markets of South Carolina as well as the Charlotte, Triangle and Triad regions of North Carolina and Atlanta, Georgia. Southern First Bancshares has consolidated assets of approximately $3.3 billion and its common stock is traded on the NASDAQ Global Market under the symbol “SFST.” More information can be found at www.southernfirst.com.